(A) Record of Changes in Net Assets

USD= 97.92

VANGUARD TOTAL STOCK MARKET INDEX FUND – INVESTOR SHARES

	Total Net Asset Value		Net Asset Value per Share
	US$	Yen
	(millions)	(millions)	US$	Yen
The 12th Fiscal Year Ended
on December 31, 2003	24,059	2,355,857	25.99	2,545
The 13th Fiscal Year Ended
on December 31, 2004	31,718	3,105,827	28.77	2,817
The 14th Fiscal Year Ended
on December 31, 2005	29,785	2,916,547	30.00	2,938
The 15th Fiscal Year Ended
on December 31, 2006	39,095	3,828,182	34.09	3,338
The 16th Fiscal Year Ended
on December 31, 2007	50,183	4,913,919	35.36	3,462
The 17th Fiscal Year Ended
on December 31, 2008	39,440	3,861,965	21.80	2,135
The 18th Fiscal Year Ended
on December 31, 2009	58,004	5,679,752	27.45	2,688
The 19th Fiscal Year Ended
on December 31, 2010	56,063	5,489,689	31.56	3,090
The 20th Fiscal Year Ended
on December 31, 2011	62,668	6,136,451	31.29	3,064
The 21th Fiscal Year Ended
on December 31, 2012	78,936	7,729,413	35.64	3,490
2012 End of January	65,094	6,374,004	32.88	3,220
February	68,078	6,666,198	34.28	3,357
March	69,995	6,853,910	35.19	3,446
April	70,192	6,873,201	34.96	3,423
May	67,293	6,589,331	32.78	3,210
June	70,461	6,899,541	33.90	3,319
July	71,581	7,009,212	34.25	3,354
August	73,450	7,192,224	35.10	3,437
September	74,849	7,329,214	35.84	3,509
October	74,938	7,337,929	35.21	3,448
November	77,180	7,557,466	35.47	3,473
December	78,936	7,729,413	35.64	3,490
2013 End of January	84,464	8,270,715	37.60	3,682
February	86,229	8,443,544	38.08	3,729

March	90,137	8,826,215	39.39	3,857
April	92,414	9,049,179	40.06	3,923